AMENDMENT NO. 4 TO RIGHTS AGREEMENT
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     THIS AMENDMENT NO. 4 (the "Amendment"), dated as of the 30th day of
December, 2002, to the Rights Agreement dated as of the 26th day of June, 1996 (the "Agreement"), between Envirodyne Industries, Inc., a Delaware corporation (now known as Viskase Companies, Inc. and hereinafter referred to as the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation (the "Rights Agent"), is entered into between the Company and the Rights Agent, at the direction of the Company.

     WHEREAS, the Company and the Rights Agent previously entered into Amendment No. 1 to Rights Agreement, dated as of October 27, 2001, pursuant to which the Agreement was amended in certain respects;

     WHEREAS, the Company and the Rights Agent previously entered into Amendment No. 2 to Rights Agreement, dated as of December 20, 2001, pursuant to which the Agreement was further amended in certain respects;

     WHEREAS, the Company and the Rights Agent previously entered into Amendment No. 3 to Rights Agreement, dated as of June 24, 2002, pursuant to which the agreement was further amended in certain respects;

     WHEREAS, the Company desires to further amend the Agreement, on the terms set forth in this Amendment;

     WHEREAS, as of December 30, 2002, the Board of Directors of the Company approved this Amendment.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants of the parties contained herein, the parties amend the Agreement as follows:

     1. Section 24(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

          "From the date hereof through April 19, 2003, at such time as any Person becomes an Acquiring Person, all then outstanding Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) shall be automatically exchanged, without any further action on the part of the Company, the Rights Agent or any holder of the Rights, for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). From and after April 20, 2003, the Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for shares of Common Stock at the Exchange Ratio. In the case of exchanges occurring from and after April 20, 2003, notwithstanding the immediately preceding sentence, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Stock for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of fifty percent (50%) or more of the Common Stock then outstanding."

     2. Section 24(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

          "Immediately (i) upon the exchange of the Rights pursuant to subsection (a) of this Section 24 occurring from the date hereof through April 19, 2003 or (ii) upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 occurring from and after April 20, 2003, and in either case without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio, and to exercise such rights as a stockholder of the Company in respect of the shares of Common Stock issued in such exchange. The shares of Common Stock issued in such exchange shall for all purposes be deemed to be issued and outstanding at such time as any Person becomes an Acquiring Person, in the case of exchanges specified in clause (i), or the date of the Board of Directors action, in the case of exchanges specified in clause
          (ii)."

     3. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

     4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     5. Except as expressly modified by this Amendment, all other terms, conditions and provisions of the Agreement, as previously amended, remain in full force and effect.

     6. This Amendment shall be effective as of the time of its approval by the Company's Board of Directors, notwithstanding the later approval or execution hereof by the Rights Agent.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed as of the first date written above.


                                  VISKASE COMPANIES, INC.

                                  By:
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                                  Name:
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                                  Title:
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                                  HARRIS TRUST AND SAVINGS BANK, as
                                  Rights Agent

                                  By:
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                                  Name:
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                                  Title:
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